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                                                                   EXHIBIT 10.29

May 25, 1999

Mr. Andy Kaplan

Dear Andy,

I am delighted to offer you the position of Vice President and Chief Financial Officer at Audible, Inc. We are impressed with your credentials, your energy, your integrity, your work ethic and your passion for our vision and opportunities.

Here's a summary of our employment offer, with details following after:

 . You will be paid $150,000/year with an annual bonus target of $30,000, paid quarterly.

 . You will be paid a $15,000 signing bonus after you have been on the job for 3 months (note this is intended to accomplish your goal of having the '99 bonus target apply as though you had been an employee for all of '99).

 . Subject to the conditions described below, you will be granted options to purchase 325,000 shares of Audible's common stock at a strike price of $8.00 per share.

 . We understand your desire not to relocate and not to have to commute every day. As such, the company will provide access to a corporate apartment at a cost not to exceed $20,000 annually.

 .  You will be enrolled in the company's benefits programs.

 .  You will agree to commence work full time no later than June 1st, 1999.

 .  We'd like your acceptance by close of business on May 27th, 1999.

And here are the details:

Stock options: The stock option grant assumes that the company will have first completed a proposed 3-for-2 stock split anticipating an initial filing range of $9-11 per share. This option grant is intended to offer you options to purchase more than 1.5% of the then issued and outstanding stock. The strike price is set at a 20% discount on the mid-point of the filing range in light of the fact that there is still uncertainty as to the final offering price and whether the
IPO will be successful.   If the company does not proceed with the 3-for-2 split
or if the estimated filing range is adjusted over the next week or so, we reserve the right to adjust the number of shares and strike price of your option
grant accordingly.   In any event, you will be offered options on no less than
250,000 shares.

Vesting Schedule: All options will be Incentive Stock Options (ISO's) assuming the number of options does not exceed the ISO limitation, in which case a
portion of the options may have to be issued as Non-qualified Options.   In any
event, 12% of these options will vest six months after you commence employment, and 2% will vest each month thereafter. You will have at least five years to exercise these options.
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Accelerated vesting:  our option agreement provides for automatic vesting of 50%
of unvested options in the event of a sale or merger of the company prior to
full vesting.   It also provides that, at the time of the transaction,
additional accelerated vesting can be approved by the Board.

Quarterly bonus: we believe in a strong, results-oriented company culture and to emphasize that, we have a performance-based, cash compensation plan for
executives and senior managers.   Every quarter you will propose, for approval
by me, a set of measurable objectives.   At the end of the quarter, and based on
accomplishments against those objectives and approval by the Board's compensation committee, you will be paid a bonus.

Benefits: the company has a standard health plan and will cover 100% of your premium and 50% of your dependents' premiums. The time-off policy is 15 days of paid leave a year (sick, mental health or vacation time) and 7 holiday days.
The company will also pay 25% of your annual membership at a health club close to our offices.

Temporary Living Expenses: in the event that you choose not to relocate, but to commute and stay at Audible during each week, the company will provide an allowance of up to $20,000 annually for temporary living expenses.

Non-disclosure agreement: our various preferred stock agreements require that all employees sign the company's standard non-disclosure agreement.

Severance: the company has no standard severance policy, but in your case will provide for up to 6 months salary and benefits continuation in the event of termination without cause.

That's it. We can't wait for you to get started and your signature below indicates you feel the same way.


/s/ Andrew J. Huffman
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Andrew J. Huffman
President & CEO
Audible, Inc.

So agreed:

/s/ Andy Kaplan
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Andy Kaplan